Exhibit 99.1

NEWS RELEASE

APOGEE REPORTS IMPROVED FISCAL 2013 FIRST-QUARTER EARNINGS

MINNEAPOLIS, MN (June 20, 2012) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2013 first-quarter results. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY13 FIRST QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $154.1 million were up 1 percent.

•	Operating income was $2.3 million, compared to a loss of $3.4 million.

•	Per share earnings were $0.06, compared to a loss of $0.08.

•	Architectural segment revenues were flat, with an operating loss of $1.9 million compared to a loss of $7.1 million.

•	Backlog grew $30.3 million, or 13 percent, to $267.3 million.

•	Large-scale optical segment revenues increased 7 percent, with operating income of $5.3 million compared to $4.6 million.

Commentary

“We started the new year with strong earnings on revenues that grew 1 percent,” said Joseph F. Puishys, Apogee chief executive officer. “With strong orders and awards leading to an architectural backlog increase of 13 percent, we have confidence in our planned growth for the full year.

“Gross and operating margins for both our architectural and large-scale optical segments improved year on year, and we operated well throughout Apogee’s businesses,” he said. “Cash and short-term investments ended at $58 million after normal first-quarter seasonal uses and capital investments for growth and productivity enhancements, with ongoing positive working capital performance.”

FY13 FIRST-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

•	Revenues of $134.9 million were flat.

•	Strong growth from share gains in the storefront and installation businesses was offset by the expected first-quarter gap in architectural glass project timing.

•	Operating loss was $1.9 million, compared to a loss of $7.1 million.

•

Results improved from the prior-year period, with higher architectural glass pricing and the impact from storefront volume growth, partially offset by lower margin work in the installation business as expected.

•	Backlog was $267.3 million, compared to $237.0 million in the fiscal 2012 fourth quarter and $237.1 million in the prior-year period.

•	Approximately $188 million, or 70 percent, of the backlog is expected to be delivered in fiscal 2013, and approximately $79 million, or 30 percent, in fiscal 2014.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Large-Scale Optical Technologies

•	Revenues of $19.3 million were up 7 percent.

•	Operating income was $5.3 million, compared to $4.6 million.

•	Operating margin was 27.4 percent, compared to 25.7 percent.

•	Improvements resulted from a better mix of higher value-added picture framing glass and acrylic across all markets.

Financial Condition

•	Long-term debt was $30.9 million, compared to $20.9 million at the end of fiscal 2012.

•

Long-term debt includes $30.4 million in long-term, low-interest industrial revenue and recovery zone facility bonds; reflected in the total is $10 million in industrial revenue bonds issued in the quarter by Michigan for current and projected capacity expansions in the storefront business.

•	Cash and short-term investments totaled $57.5 million, compared to $79.3 million at the end of fiscal 2012.

•	Non-cash working capital was $61.2 million, compared to $44.4 million at the end of fiscal 2012 and $63.3 million in the prior-year period.

•

Capital expenditures were $9.5 million, compared to $1.6 million in the prior-year period. Fiscal 2013 expenditures include purchase of curtainwall fabrication equipment for new geographies, and investments to increase capacity and improve productivity in the storefront and architectural glass businesses.

•	Depreciation and amortization was $6.5 million.

OUTLOOK

“With our first-quarter earnings and strong backlog, we are more confident in our revenue forecast and have greater visibility into the mix of projects we will be executing over the remainder of the year, allowing us to increase our earnings outlook for fiscal 2013 to $0.48 to $0.58 per share, from $0.40 to $0.50 per share, on mid single-digit revenue growth,” said Puishys. “Our anticipated revenue growth for fiscal 2013 will come in part from continued U.S. geographic expansion in our installation and storefront businesses, while earnings for the year are expected to benefit from improved architectural glass pricing, higher project margins in the second half and the ongoing strong performance of our picture framing glass and acrylic business.

“I am pleased by the first-quarter growth in our architectural backlog at improving margins,” noted Puishys. “Based on the margins of projects in our backlog and our continued outlook for mid-single digit revenue growth for the year, we anticipate that our second half will be better than the first half of fiscal 2013.

“For the full year, we continue to expect positive free cash flow after spending capital of approximately $25 million for investments to improve productivity, increase capacity and introduce new products, as well as for maintenance requirements,” he said.

“I believe that our focus on operational improvements, new product introductions and geographic expansion will deliver improving top and bottom-line results during fiscal 2013 and beyond,” Puishys said. “Apogee is a great company with significant opportunities to grow our business at home and internationally.”

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, June 21. To participate in the teleconference, call 1-800-295-4740 toll free or 617-614-3925 international, access code 23058100. The replay will be available from noon Central Time on June 21 through midnight Central Time on Thursday, June 28, by calling 1-888-286-8010 toll free, access code 84965034. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

ABOUT APOGEE ENTERPRISES

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, Apogee has presented free cash flow and non-cash working capital. Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures. Non-cash working capital is defined as current assets, excluding cash and short-term investments, less current liabilities. Apogee believes that use of these non-GAAP financial measures enhances communications as they provide more transparency into management’s performance with respect to cash and current assets and liabilities. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American and Latin American commercial construction industries; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix and new competition; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

to a material product liability event and to health insurance programs; iv) cost of compliance with governmental regulations relating to hazardous substances; and v) foreign currency risk related to certain continuing operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2012.

(Tables follow)

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended June 2, 2012	Thirteen Weeks Ended May 28, 2011	% Change
Net sales	$154,134	$153,338	1%
Cost of goods sold	123,059	129,652	-5%

Gross profit	31,075	23,686	31%
Selling, general and administrative expenses	28,757	27,114	6%

Operating income (loss)	2,318	(3,428)	N/M
Interest income	272	277	-2%
Interest expense	363	309	17%
Other income, net	17	3	N/M

Earnings (loss) before income taxes	2,244	(3,457)	N/M
Income tax expense (benefit)	638	(1,280)	N/M

Net earnings (loss)	$1,606	$(2,177)	N/M

Net earnings (loss) per share—basic	$0.06	$(0.08)	N/M

Average common shares outstanding	27,787,767	27,861,799	0%

Net earnings (loss) per share—diluted	$0.06	$(0.08)	N/M

Average common and common equivalent shares outstanding	28,223,066	27,861,799	1%

Cash dividends per common share	$0.0900	$0.0815	10%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended June 2, 2012	Thirteen Weeks Ended May 28, 2011	% Change
Sales
Architectural	$134,877	$135,287	0%
Large-Scale Optical	19,258	18,052	7%
Eliminations	(1)	(1)	0%

Total	$154,134	$153,338	1%

Operating income (loss)
Architectural	$(1,889)	$(7,053)	73%
Large-Scale Optical	5,268	4,632	14%
Corporate and other	(1,061)	(1,007)	-5%

Total	$2,318	$(3,428)	N/M

Consolidated Condensed Balance Sheets

(Unaudited)

	June 2, 2012	March 3, 2012
Assets
Current assets	$218,164	$229,439
Net property, plant and equipment	162,921	159,547
Other assets	114,501	104,118

Total assets	$495,586	$493,104

Liabilities and shareholders’ equity
Current liabilities	$99,392	$105,771
Long-term debt	30,912	20,916
Other liabilities	44,350	45,219
Shareholders’ equity	320,932	321,198

Total liabilities and shareholders’ equity	$495,586	$493,104

N/M = Not meaningful

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirteen Weeks Ended June 2, 2012	Thirteen Weeks Ended May 28, 2011
Net earnings (loss)	$1,606	$(2,177)
Depreciation and amortization	6,528	7,022
Stock-based compensation	1,028	410
Other, net	488	274
Changes in operating assets and liabilities	(17,273)	(26,065)

Net cash used in continuing operating activities	(7,623)	(20,536)

Capital expenditures	(9,509)	(1,614)
Proceeds on sale of property	14	10,306
Net (purchases) sales of restricted investments	(8,260)	619
Net (purchases) sales of marketable securities	(11,125)	2,613
Investments in life insurance	(900)	(1,435)

Net cash (used in) provided by investing activities	(29,780)	10,489

Proceeds from issuance of debt	10,000	—
Payments on debt	(45)	(200)
Shares withheld for taxes, net of stock issued to employees	(817)	(658)
Dividends paid	(2,643)	—
Other, net	(168)	(32)

Net cash provided by (used in) financing activities	6,327	(890)

Cash used in discontinued operations	(34)	(3,272)

Decrease in cash and cash equivalents	(31,110)	(14,209)
Effect of exchange rates on cash	111	17
Cash and cash equivalents at beginning of year	54,027	24,302

Cash and cash equivalents at end of period	$23,028	$10,110

Contact:	Mary Ann Jackson

Investor Relations

952-487-7538
mjackson@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com